Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter Financial Results

Saint Paul, Minn.,—April 21, 2005—Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS), announced today financial results for its first quarter ended March 31, 2005, marking the twelfth consecutive quarter with net income exceeding net income reported for the comparable quarter of the previous year.

Net income for the quarter increased 24.1% to $397,000 ($0.10 per fully diluted share) compared to $320,000 ($0.09 per fully diluted share) for the comparable period in 2004. Revenues for the first quarter were $2,127,000, a 2.6% increase from $2,073,000 for the comparable period a year ago. Revenue from royalty income increased 36.5% to $1,697,000 from $1,243,000 in the first quarter of 2004 and reflects the continued success that ISS’s North American distributor has had in selling the Autoscope Solo product in the United States and Canada. Product sales for 2005 decreased 48.2% to $430,000 from $830,000 in the first quarter of 2004 as the company failed to repeat a large order sold in the first quarter of 2004 to a customer in Greece in preparation for the 2004 Olympics in Athens and had no sales of a loop detection product normally sold in Asia. The company was transitioning to a new loop detection product in the first quarter of 2005 and had no sales of the product compared to sales of over $350,000 in the first quarter of 2004. The company has since productized a new loop detection system that is being proposed on several bid opportunities in Asia and expects sales of the product to begin in the second quarter of 2005.

Jim Murdakes, Chairman and CEO said, “We were very pleased with our first quarter growth in earnings which reflects continued solid performance in the North American market. We were not able to repeat several large sales that we had in Europe and Asia in the first quarter of 2004, but now have a new loop detection product ready for sale in Asia while Europe has built a backlog of orders for the second quarter. We will continue to focus on developing a new hardware platform in 2005 which will allow us to add new features and applications to our Autoscope products.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2004.

Three Month Periods Ended March 31, 2005 and 2004 (in thousands, except per share information):

	2005	2004
Revenue
Sales	$430	$830
Royalties	1,697	1,243

	2,127	2,073
Operating income	596	464
Net income	397	320
Net income per share
Basic	$0.11	$0.10
Diluted	$0.10	$0.09

Weighted average number of common shares
outstanding
Basic	3,544	3,292
Diluted	3,886	3,760

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